EXHIBIT 99.1

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Announces New Senior Management Responsibilities

New York, NY – June 23, 2015 – W. P. Carey Inc. (NYSE: WPC), a global net lease real estate investment trust, announced today the following changes in senior management responsibilities.

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Jason Fox has been named President of W. P. Carey Inc., in addition to his current role as Global Head of Investments overseeing the sourcing, negotiating and structuring of acquisitions on behalf of both W. P. Carey and its CPA® series of non-traded REITs.  Jason was appointed Global Head of Investments in 2015, having served as Global Co-Head of Investments since 2011. He joined W. P. Carey in 2002.

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Hisham Kader has been appointed Chief Financial Officer and Managing Director of W. P. Carey Inc. having served as its Chief Accounting Officer since 2012, in addition to serving as Chief Financial Officer and/or Chief Accounting Officer for certain of its non-traded REITs over that time. He joined W. P. Carey in 2011 as Global Corporate Controller.

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Katy Rice, who served as Chief Financial Officer of W. P. Carey Inc. since 2013, has been promoted to Senior Managing Director in a newly created internal advisory role focused on examining the company’s core businesses.

“In recognition of their depth of experience and individual contributions to the firm over several years, I am pleased to announce these promotions and congratulate each of them on their new roles,” said Trevor Bond, Chief Executive Officer. “The deep expertise of this talented group of professionals will not only ensure a smooth transition, but will allow Katy Rice to focus on an important new initiative with the objective of unlocking value for our stockholders.”

W. P. Carey Inc.
W. P. Carey Inc. is a leading global net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide.  At March 31, 2015, the Company had an enterprise value of approximately $11.2 billion.  In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $9.5 billion.  Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types.  Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Federal securities laws.  The statements of Mr. Bond are examples of forward-looking statements. A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact W. P. Carey, reference is made to its filings with the Securities and Exchange Commission.